Exhibit 10.3

EXECUTION COPY

LIMITED GUARANTY

This LIMITED GUARANTY, dated as of November 26, 2008 (the “Limited Guaranty”), is issued by AmeriCredit Corp., a Texas corporation (the “Guarantor”), to Wells Fargo Bank, National Association (“Wells Fargo”), in its capacity as Trust Collateral Agent (in such capacity, the “Trust Collateral Agent”) under the Indenture dated as of November 17, 2008 (the “Indenture”) by and between AmeriCredit Automobile Receivables Trust 2008-2 (the “Issuer”) and Wells Fargo as Trust Collateral Agent and as Indenture Trustee, for the benefit of the holders of the Class B Notes (as defined below) issued pursuant to the Indenture (the “Subject Class B Noteholders”) and the Class C Notes (as defined below) issued pursuant to the Indenture (the “Subject Class C Noteholders” and, together with the Subject Class B Noteholders, the “Subject Noteholders”).

WHEREAS, pursuant to that certain Sale and Servicing Agreement dated as of November 17, 2008 (the “Sale and Servicing Agreement”), by and among the Issuer, AFS SenSub Corp., as seller (the “Seller”), AmeriCredit Financial Services, Inc., as servicer (the “Servicer”), and Wells Fargo as Trust Collateral Agent and as backup servicer (in such capacity, the “Backup Servicer”), the Seller has agreed to sell to the Issuer a portfolio of receivables arising in connection with motor vehicle retail installment sale contracts made by the Servicer or acquired by the Servicer through motor vehicle dealers and third party lenders; and

WHEREAS, pursuant to the Indenture the Issuer will issue certain notes, including the $50,645,000 10.75% Class B Asset Backed Notes (the “Class B Notes”) and the $72,581,000 13.15% Class C Asset Backed Notes (the “Class C Notes” and, together with the Class B Notes, the “Subject Notes”) backed by such receivables; and

WHEREAS, payments of principal and of interest on the Subject Notes will be made pursuant to the terms of the Sale and Servicing Agreement; and

WHEREAS, in order to induce the Subject Noteholders to purchase the Subject Notes, the Guarantor will extend this Limited Guaranty to the Trust Collateral Agent in favor of the Subject Noteholders; and

WHEREAS, all capitalized terms used in this Limited Guaranty which are not expressly defined herein, shall have the meanings ascribed to such terms in the Sale and Servicing Agreement.

NOW THEREFORE, in consideration of the Subject Noteholders’ purchase of the Subject Notes and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor, intending to be legally bound, hereby covenants and agrees as follows:

SECTION 1. Scope of Guaranty. (a) Subject to Section 1(b), the Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Trust Collateral Agent on behalf of the Subject Class B Noteholders the prompt payment of any shortfall in the payment of the full amounts described in clauses (vii) and (ix) of Section

5.7(a) of the Sale and Servicing Agreement that would be received by the Subject Class B Noteholders on any Distribution Date (the “Guaranteed Class B Obligations”). All such payments of all Guaranteed Class B Obligations will be made in accordance with the terms of Section 5.5 of the Sale and Servicing Agreement.

(b) Notwithstanding anything contained herein to the contrary, the amount that is payable and eligible to be drawn pursuant to this Limited Guaranty on any Distribution Date to fund the payment of Guaranteed Class B Obligations shall not exceed the positive difference, if any, of (i) $50,000,000 minus (ii) all amounts drawn hereunder on all prior Distribution Dates to fund the payment of Guaranteed Class B Obligations minus (iii) all amounts drawn hereunder on all prior Distribution Dates to fund the payment of Guaranteed Class C Obligations (as defined below) minus (iv) all amounts that were paid by the Servicer on all prior Distribution Dates, or are payable on such Distribution Date, pursuant to Section 3.2(c) of the Sale and Servicing Agreement.

(c) Subject to Section 1(d), the Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Trust Collateral Agent on behalf of the Subject Class C Noteholders the prompt payment of any shortfall in the payment of the full amounts described in clauses (x) and (xii) of Section 5.7(a) of the Sale and Servicing Agreement that would be received by the Subject Class C Noteholders on any Distribution Date (the “Guaranteed Class C Obligations” and, together with the Guaranteed Class B Obligations, the “Guaranteed Obligations”). All such payments of all Guaranteed Class C Obligations will be made in accordance with the terms of Section 5.5 of the Sale and Servicing Agreement.

(d) Notwithstanding anything contained herein to the contrary, the amount that is payable and eligible to be drawn pursuant to this Limited Guaranty on any Distribution Date to fund the payment of Guaranteed Class C Obligations shall not exceed the positive difference, if any, of (i) $50,000,000 minus (ii) all amounts drawn hereunder on all prior Distribution Dates to fund the payment of Guaranteed Class B Obligations minus (iii) all amounts eligible to be drawn hereunder on such Distribution Date pursuant to Section 1(a) to fund the payment of Guaranteed Class B Obligations minus (iv) all amounts drawn hereunder on all prior Distribution Dates to fund the payment of Guaranteed Class C Obligations minus (v) all amounts that were paid by the Servicer on all prior Distribution Dates, or are payable on such Distribution Date, pursuant to Section 3.2(c) of the Sale and Servicing Agreement.

SECTION 2. Guarantor’s Obligations Unconditional. The Guarantor hereby guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Sale and Servicing Agreement, regardless of any Law now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Trust Collateral Agent or the Subject Noteholders with respect to any such obligations. The obligations and liabilities of the Guarantor under this Limited Guaranty shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Guaranteed Obligations, the Sale and Servicing Agreement, the Indenture, any other Basic Documents, or any other documents related to any of the foregoing, (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or consent to any departure from the Sale and Servicing Agreement, the Indenture, any other Basic Documents or any other document or instrument executed in connection with or related to the Guaranteed Obligations, or (3) any other circumstances whether or not similar to the foregoing which might otherwise constitute a defense available to, or a discharge of, the other parties to the Sale and Servicing Agreement or any other guarantor in respect of the Guaranteed Obligations, or the Guarantor in respect of this Limited Guaranty.

This Limited Guaranty is an irrevocable, continuing guaranty and shall remain in full force and effect until the payment in full of all the Guaranteed Obligations. This Limited Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Trust Collateral Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer or otherwise, all as though such payment had not been made.

This Limited Guaranty is a guaranty of payment and not of collection. The obligations and liabilities of the Guarantor under this Limited Guaranty shall not be conditioned or contingent upon the pursuit by the Trust Collateral Agent or any other Person at any time of any right or remedy against any other party to any Basic Document or any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations, or against any assets securing the payment of the Guaranteed Obligations or guarantee for the Guaranteed Obligations or right of setoff with respect to the Guaranteed Obligations.

The Guarantor hereby consents that, without the necessity of any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Trust Collateral Agent may be rescinded by the Trust Collateral Agent and any of the Guaranteed Obligations continued after such rescission.

SECTION 3. Waivers. The Guarantor hereby waives (1) notice of or proof of reliance by the Trust Collateral Agent or the Subject Noteholders upon this Limited Guaranty or acceptance of this Limited Guaranty, (2) notice of the incurrence of any Guaranteed Obligations under the Sale and Servicing Agreement or the renewal, extension or accrual of any Guaranteed Obligations, (3) notice of any actions taken by the Trust Collateral Agent or any other Person under any Basic Document or any other agreement or instrument relating to the Guaranteed Obligations, (4) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Guaranteed Obligations or of the obligations of the Guarantor under this Limited Guaranty, the omission of or delay in which, but for the provisions of this Section, might constitute grounds for relieving the Guarantor of its obligation under this Limited Guaranty, (5) any requirement that the Trust Collateral Agent protect, secure, perfect or insure any lien on any property subject thereto or exhaust any right or take any action against any Person or any assets securing the payment of the Guaranteed Obligations and (6) any objection to any properly entered amendments to the Sale and Servicing Agreement or any other Basic Documents.

SECTION 4. Subrogation. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Limited Guaranty, whether acquired by any payment made under this Limited Guaranty, or by any setoff or application of funds of the Guarantor, by the Trust Collateral Agent or otherwise, until the payment in full of the Guaranteed Obligations. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations and all such other expenses shall not have been paid in full, such amount shall be held in trust for the benefit of the Trust Collateral Agent, shall be segregated from the other funds of the Guarantor and shall forthwith be paid over to the Trust Collateral Agent to be credited and applied in whole or in part by the Trust Collateral Agent against the Guaranteed Obligations, whether matured or unmatured, and all such other expenses in accordance with the terms of the Sale and Servicing Agreement and the other Basic Documents.

SECTION 5. Representations and Warranties. The Guarantor represents and warrants that:

(i) The Guarantor is duly organized, validly existing and in good standing under the laws of the State of Texas, and has the full corporate power and authority to execute, deliver and perform the terms of this Limited Guaranty.

(ii) This Limited Guaranty has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligations of the Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws.

(iii) The execution, delivery and performance of this Limited Guaranty will not result in any breach of, constitute a default under, or result in the creation of any encumbrance in respect of any property of the Guarantor pursuant to its certificate of incorporation or its by-laws, or any agreement, instrument, judgment, decree, order, statute, rule, law or regulation applicable to the Guarantor or by which it is bound.

(iv) No consent, approval or authorization of, or declaration or filing with, any governmental authority or any third party is required for the valid execution, delivery and performance by the Guarantor of this Limited Guaranty.

SECTION 6. Notices. Any notices, demands or communications required or permitted hereunder shall be in writing and sufficiently given if delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid or faxed (effective upon transmission if answerback confirmed) as follows:

If to the Guarantor

AmeriCredit Corp.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

Facsimile: (817) 336-9519

If to the Trust Collateral Agent:

Wells Fargo Bank, National Association

Sixth Street and Marquette Avenue, MAC N9311-161

Minneapolis, Minnesota 55479

Attention: Corporate Trust Office

Changes in the respective addresses to which such notices may be directed may be made from time to time by any party by written notice to the other party.

SECTION 7. Further Assurances. The Guarantor hereby agrees to execute and deliver all such instruments and to take all such action as the Trust Collateral Agent may from time to time reasonably request in order to effectuate fully the purposes of this Limited Guaranty.

SECTION 8. Governing Law. This Limited Guaranty shall be construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guaranty to be executed as of the day and year first above written.

AMERICREDIT CORP.

By:
Name:
Title: